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Exhibit 10.17

CONFIDENTIALITY AGREEMENT

        This Confidentiality Agreement (this "Agreement") is made and entered into as of the 7th day of May, 2008 by and between GT Solar International, Inc. and its subsidiaries and affiliates ("GT Solar") and the undersigned, a prospective member of the Board of Directors of GT Solar (the "Recipient").

WITNESSETH:

        WHEREAS, the Recipient desires to receive certain information from GT Solar to assist Recipient in evaluating Recipient's prospective service on the Board of Directors of GT Solar; and

        WHEREAS, in connection therewith, GT Solar will be disclosing to the Recipient certain confidential information regarding GT Solar's business, which information GT Solar desires to protect;

        NOW, THEREFORE, in consideration of the covenants and obligations herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     "Confidential Information" Defined.    "Confidential Information" shall mean all written or oral information of a proprietary, intellectual or similar nature relating to GT Solar's business, projects, operations, activities or affairs whether of a technical or financial nature or otherwise (including, without limitation, reports, financial information, business plans and proposals, ideas, concepts, trade secrets, know-how, processes, and other technical or business information, whether concerning GT Solar' businesses or otherwise) which has not been publicly disclosed and which the Recipient acquires directly or indirectly from GT Solar, its officers, employees, affiliates, agents or representatives.

        2.     Confidentiality.    The Recipient, for himself or herself and each of Recipient's agents, shall be subject to the following obligations with respect to the Confidential Information:

  (a)
  to keep the Confidential Information confidential and secret, and not, without the prior written consent of GT Solar, to disclose directly or indirectly the Confidential Information to any third party,

  (b)
  not to use the Confidential Information directly or indirectly for any purpose other than in connection with evaluating Recipient's prospective service as a Board Member of GT Solar; and

  (c)
  otherwise to exercise at least the same degree of care with respect to the Confidential Information as the Recipient uses in handling his or her own or proprietary information, except that the foregoing obligation of confidentiality and non-use shall not apply to:

  (1)
  information which at the time of disclosure is already in the public domain;

  (2)
  information which after disclosure hereunder becomes part of the public domain by publication or otherwise through no act or fault of the Recipient;

  (3)
  information which can be proven to have been known to the Recipient prior to the date hereof and not obtained or derived in contravention of any confidentiality obligation in favor of GT Solar;

  (4)
  information obtained from a third party in lawful possession of such information who is not under a confidentiality obligation to GT Solar; or

  (5)
  information disclosed by the Recipient's pursuant to applicable law, governmental regulation or legal process: provided, however, the Recipient shall give GT Solar timely notice of the service of a subpoena or other process so that GT Solar may seek a protective order or other legal remedy to prevent disclosure, shall disclose only such information as is required by such process, and shall take reasonable steps to have the confidentiality of such information protected to the extent possible under such legal process; and

  (d)
  not to circumvent GT Solar, directly or indirectly, regarding any potential business opportunity with respect to any matters or projects on which Recipient is working with or for, or learns of through, GT Solar.

        Upon the written request of GT Solar at any time, the Recipient shall account for and immediately return to GT Solar all tangible embodiments of Confidential Information.

        3.     Term.    This Agreement shall be in force and effect from the date written above and shall continue throughout Recipient's service, if any, as a director of GT Solar and for a period of three (3) years thereafter.

        4.     Enforcement.    In the event of a breach of this Agreement or in the event that such breach appears imminent, GT Solar shall be entitled to all available legal and equitable remedies. The Recipient agrees and acknowledges that monetary damages will not be a sufficient remedy for any actual or threatened breach of this Agreement and that, in addition to all other remedies, GT Solar shall be entitled to specific performance, injunctive, and other equitable relief.

        5.     Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without regard to the provisions governing conflicts of law, and all rights and remedies shall be construed and interpreted in accordance therewith and the federal or state courts of which shall have exclusive jurisdiction over any disputes arising hereunder.

        6.     No Warranty.    The Recipient hereby acknowledges that neither GT Solar nor any of its respective agents, affiliates or assigns makes any representations or warranties whatsoever concerning the accuracy, completeness or correctness of the Confidential Information supplied hereunder, nor is any such representation or warranty to be implied.

        7.     Miscellaneous.    This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may be executed in one or more separate counterparts, all of which shall constitute one and the same Agreement and may be amended only in writing executed by both parties. The failure of either party to enforce or insist upon compliance with any of the terms or conditions of this Agreement, the waiver of any term or condition of this Agreement or the granting of an extension of time for performance, shall not constitute the permanent waiver of any term or condition of this Agreement and this Agreement and each of its provisions shall remain at all times in full force and effect. All notices hereunder shall be in writing and mailed, faxed or otherwise delivered to the last address of the recipient known to the sender, and shall be effective upon the fifth (5th) business day after posting, if by first class U.S. mail.

        IN WITNESS WHEREOF, the parties have made and executed this Agreement as of the date first above written.

Recipient	GT Solar International, Inc.
	By:	J. Bradford Forth
Chairman

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  Exhibit 10.17
CONFIDENTIALITY AGREEMENT
WITNESSETH